C4 Therapeutics Announces 2024 Priorities and Extended Cash Runway to Advance Portfolio of Targeted Protein Degradation Medicines
Multiple 2024 Clinical Updates Expected, Including Data from the Ongoing CFT7455 and CFT1946 Phase 1 Dose Escalation Trials
Prioritization of CFT7455, CFT1946, Discovery Collaborations and Focused Discovery Research Efforts Results in Workforce Reduction of Approximately 30%
Unaudited Cash, Cash Equivalents and Marketable Securities Totaling Approximately $330 million as of January 5, 2024, Combined with Cost Savings from Restructured Operations, Results in Cash Runway into 2027
Company to Present at the 42nd Annual J.P. Morgan Healthcare Conference on January 11
WATERTOWN, Mass., January 9, 2024 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today announced 2024 priorities to execute against its strategic plan to leverage the benefits of targeted protein degradation across drug discovery and clinical development to create and deliver breakthrough therapies for patients. These priorities capitalize upon recent clinical data and key decisions, resulting in a sharpened focus on executing high-potential programs to ensure achievement of near-term milestones that position C4T for future success.
Key 2024 priorities include advancing the CFT7455 and CFT1946 clinical programs to value-inflection milestones, supporting CFT8919 Phase 1 development in China by partner Betta Pharmaceuticals, delivering on three discovery collaborations and progressing a streamlined internal discovery effort. As a result of this prioritized portfolio, C4T is restructuring its operations and reducing its workforce by approximately 30%.
C4T has strengthened its balance sheet to ensure sufficient runway to execute through and beyond critical value-inflecting clinical and discovery milestones. C4T has recently received additional capital of approximately $107 million comprised of the previously announced $25 million equity investment from a subsidiary of Betta Pharmaceuticals, the $10 million upfront payment from collaborator Merck for the Degrader-Antibody Conjugate (DAC) collaboration and approximately $72 million in net proceeds generated by leveraging the company’s at-the-market (or ATM) facility. During the fourth quarter of 2023, C4T sold approximately 13.7 million shares under the ATM, at an average price of $5.42 per share, resulting in $72 million of new equity capital, net of commissions and fees.
“Building on recent momentum, we are well positioned to make meaningful advances across our portfolio in 2024. Data from the CFT7455 Phase 1 trial highlighted that the schedule adjustment is yielding expected results, including IMWG responses, and we remain focused on advancing the program to unlock its potential. In addition, we are encouraged by the early pharmacokinetic and pharmacodynamic data from the CFT1946 Phase 1 dose escalation, which confirms oral bioavailability and dose proportional exposure increases, which are associated with deep BRAF degradation,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “Our sharpened focus on progressing CFT7455 and CFT1946 to critical clinical milestones, along with advancing targeted protein degradation research through our discovery collaborations with Roche, Biogen and Merck and our internal research efforts, will help C4T deliver breakthrough therapies for patients with cancer and other diseases. Our strengthened balance sheet, coupled with cost savings from our restructuring, provide sufficient runway to execute through and beyond critical milestones across the portfolio.”
Mr. Hirsch continued, “While we believe we are making mission-driven decisions to prioritize our portfolio, restructuring our company and impacting talented colleagues was not a decision we made lightly. We are grateful for their contributions to C4T and are treating our departing colleagues with compassion and support.”
2024 ANTICIPATED MILESTONES
The company announced the following key milestones for 2024:
CFT7455
•Present updated data from the ongoing Phase 1 dose escalation trial in relapsed/refractory multiple myeloma (R/R MM) in 2H 2024
•Present data from the ongoing Phase 1 dose escalation trial in relapsed/refractory non-Hodgkin’s lymphomas (R/R NHL) in 2H 2024
•Complete Phase 1 dose exploration in R/R MM and NHL by year-end 2024
CFT1946
•Present preclinical data demonstrating differentiated activity in preclinical models of BRAF V600X melanoma, colorectal cancer, non-small cell lung cancer and brain metastasis in 1H 2024
•Present data from the ongoing Phase 1 dose escalation trial in melanoma, colorectal cancer, non-small cell lung cancer and other cancers with BRAF V600X mutations in 2H 2024
CFT8919
•Support study start-up activities related to the Phase 1 dose escalation trial in EGFR L858R mutated non-small cell lung cancer by partner Betta Pharmaceuticals
RECENT ACHIEVEMENTS
CFT7455
•In December 2023, presented positive clinical data from the ongoing CFT7455 Phase 1/2 trial in R/R MM. The data demonstrated anti-myeloma activity, including International Myeloma Working Group (IMWG) responses in patients who have undergone numerous lines of prior therapy for multiple myeloma, including BCMA therapies.
CFT1946
•Pharmacokinetic (PK) and pharmacodynamic (PD) data from the initial escalation cohorts of the ongoing CFT1946 Phase 1/2 trial in BRAF V600X mutant solid tumors demonstrate dose proportional exposure and oral bioavailability, which are associated with deep BRAF degradation.
Partnerships
Betta Pharmaceuticals
•In January 2024, the previously announced $25 million stock purchase by a subsidiary of partner Betta Pharmaceuticals was completed.
•In December 2023, partner Betta Pharmaceuticals received approval from the Chinese National Medical Products Administration for the Investigational New Drug application for CFT8919.

Merck
•In December 2023, C4T and Merck entered into a license and research collaboration to discover and develop DACs. Under the terms of the agreement, C4T and Merck will collaborate to develop DACs directed to an initial undisclosed oncology target exclusive to the collaboration; in January 2024, C4T received the $10 million upfront payment for this initial target. C4T is eligible to receive milestone payments totaling approximately $600 million, as well as tiered royalties on future sales, for DACs directed to this initial target.
FINANCIAL GUIDANCE
Unaudited cash, cash equivalents, and marketable securities as of January 5, 2024 were approximately $330 million. The company expects that its cash, cash equivalents and marketable securities as of January 5, 2024, together with anticipated cost savings from the restructuring, will enable the company to fund its operating plan into 2027.
J.P. MORGAN PRESENTATION
C4T will present at the 42nd Annual J.P. Morgan Healthcare Conference on Thursday, January 11, 2024 at 9:00 am PST (12:00 pm EST). A live webcast will be available under “Events & Presentations” in the Investors section of the company’s website at www.c4therapeutics.com. A replay of the webcast will be archived on the C4T website for at least two weeks following the presentation.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
About CFT7455
CFT7455 is an orally bioavailable MonoDAC™ degrader designed to be highly potent and selective against its intended targets of Ikaros (IKZF1) and Aiolos (IKZF3) and overcome shortcomings of currently approved therapies to treat multiple myeloma (MM) and non-Hodgkin’s lymphoma (NHL). CFT7455 is currently in a Phase 1 dose escalation study in MM and NHL. Initial clinical data show CFT7455 is well tolerated, demonstrates anti-myeloma activity and displays evidence of immunomodulatory effects. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).
About CFT1946
CFT1946 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRAF V600X mutant targets. In preclinical studies, CFT1946 is active in vivo and in vitro in models with BRAF V600E-driven disease and in models resistant to BRAF inhibitors. CFT1946 is currently in a Phase 1 dose escalation study in BRAF V600 mutant solid tumors including non-small cell lung cancer, colorectal cancer, and melanoma. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05668585).
About CFT8919
CFT8919 is an orally bioavailable allosteric BiDAC™ degrader that is designed to be potent and selective against EGFR bearing an oncogenic L858R mutation. In preclinical studies, CFT8919 is active in in vitro and in vivo models of L858R driven non-small cell lung cancer. Importantly, in preclinical studies,

CFT8919 retains full activity against additional EGFR mutations that confer resistance against approved EGFR inhibitors including L858R-C797S, L858R-T790M, and L858R-T790M-C797S. In 2023, C4T and Betta Pharmaceuticals entered into an exclusive licensing and collaboration agreement for the development and commercialization of CFT8919 in Greater China, including Hong Kong SAR, Macau SAR and Taiwan.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our ability to replicate interim or early-stage results from our clinical trials in the results obtained when those clinical trials are completed or when those therapies complete later stage clinical trials; regulatory developments in the United States and foreign countries; the potential timing for updates on our clinical and research programs; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release and C4 Therapeutics undertakes no duty to update this information unless required by law.

Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com